September 30, 1999






RadiSys CPD, Inc.
5959 Corporate Drive
Houston, Texas 77036

Gentlemen:

     This letter sets forth the agreement which has been reached concerning the satisfaction of all of the indebtedness of General Automation, Inc., a Delaware corporation ("GA"), to RadiSys CPD, Inc., a Delaware corporation formerly known as Sequoia Systems, Inc. and also formerly known as Texas Micro, Inc. ("RadiSys"), and the release by RadiSys of all other obligations owed to it by GA in exchange for (a) a cash payment by GA to RadiSys; (b) the issuance of two promissory notes by GA to RadiSys; and (c) the issuance of shares of GA's common stock to RadiSys. That agreement is as follows:

     1. Payment by GA. Concurrently with the execution of this letter agreement, GA will pay to RadiSys the amount of $1,500,000, by wire transfer to an account designated by RadiSys (the "Cash Payment").

     2. Issuance of Promissory Notes. Concurrently with the execution of this letter agreement, GA will execute and deliver to RadiSys two Promissory Notes, one in the original principal amount of $250,000 in the form of Exhibit A attached to this letter agreement (the "First Note"), and one in the original principal amount of $500,000 in the form of Exhibit B attached to this letter agreement (the "Second Note"). The First Note and the Second Note are at times referred to collectively in this letter agreement as the "Notes").

     3. Issuance of Stock. GA shall issue to RadiSys 1,133,333 shares of GA's common stock (the "Shares") as soon as is reasonably practicable after the date of this letter agreement, but in any event within thirty (30) days after the date of this letter agreement, GA will cause its transfer agent to issue and deliver to RadiSys a stock certificate, standing in the name of RadiSys, representing the Shares.

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September 30, 1999
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     4. Registration Rights Agreement. Concurrently with the execution and delivery of this letter agreement, GA and RadiSys will execute and deliver a Registration Rights Agreement pertaining to the Shares in the form of Exhibit C attached to this letter agreement.

     5. Satisfaction of GA's Obligations Under the Second Note. The Second Note provides that it is due and payable in full upon the earlier to occur of (i) the date which is one hundred twenty (120) days following the date of the Second Note (the "Maturity Date"); or (ii) the third business day following the closing of a loan to GA pursuant to that certain Loan Agreement (the "Loan Agreement") of even date herewith between GA and Pacific Mezzanine Fund LLP ("PMF"), which loan yields net proceeds to GA of not less than One Million Dollars ($1,000,000), excluding the initial $3,150,000 loaned by PMF to the Company pursuant to the Loan Agreement (a "Qualifying Financing"). (A copy of the Loan Agreement is attached to this letter agreement as Exhibit D.) The Second Note also provides, however, that in the event that a Qualifying Financing has not been consummated on or before the Maturity Date, GA may, in its sole discretion, elect to satisfy GA's entire obligation under the Second Note by executing and delivering to the holder of the Second Note (the "Holder") a Secured Convertible Promissory Note with an original principal amount equal to the sum of the then outstanding principal balance of the Second Note and all accrued but unpaid interest then owed on the Second Note. If GA elects to satisfy its obligations under the Second Note in the manner referred to in the immediately preceding sentence, it shall send written notification of that election to the Holder (the "Notice"). Within ten (10) business days following the Holder's receipt of the
Notice:

          (a) GA shall execute and deliver to the Holder, against Holder's execution and delivery to GA of the documents and instruments referred to in
Section 5(b) below, the following:

               (i) A Secured Convertible Promissory Note in substantially the form of Exhibit E attached to this letter agreement (the "Secured Note"), in an original principal amount equal to the sum of the then outstanding principal balance of the Second Note and all accrued but unpaid interest then owed on the Second Note (the conversion rate on which Secured Convertible Promissory Note shall be the same as the "Conversion Rate" specified in Section 2.08 of the Loan Agreement); and

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September 30, 1999
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               (ii) A Warrant in substantially the form of Exhibit F attached to this letter agreement, covering a number of shares (rounded to the nearest whole share) calculated by dividing the original principal amount of the Secured Note by $8.00; and

               (iii) Such documents as may reasonably be requested by the Holder for the purpose of making the Holder a party to the Loan Agreement as a "Lender" thereunder (provided, however, that (A) in no event shall RadiSys become obligated thereby to make any loan or advance to GA, other than the loan evidenced by the Secured Note in the original principal amount specified in
Section 5(a)(i) above, and (B) notwithstanding Section 3.01(j) of the Loan Agreement, no opinion of GA's counsel will be delivered to RadiSys in connection with the transactions contemplated by this Section 5); and

               (iv) Such documents as may reasonably be requested by the Holder for the purpose of making the Holder a party to, and a "Secured Party" under, that certain Security Agreement of even date herewith entered into by PMF and GA, a copy of which is attached to this letter agreement as Exhibit G; and

               (v) Such documents as may reasonably be requested by the Holder for the purpose of making the Holder a party to, and an "Investor" under, that certain Investors' Rights Agreement of even date herewith entered into by PMF and GA, a copy of which is attached to this letter agreement as Exhibit H; and

               (vi) Such other documents and instruments (including but not limited to amendments to the documents referred to in this Section 5(a)) as may reasonably be requested by the Holder for the purpose of effectuating the purposes and intent of this Section 5.

          (b) The Holder shall deliver to GA for cancellation the original of the Second Note, and shall also execute and deliver to GA, against GA's execution and delivery to the Holder of the documents and instruments referred to in Section 5(a) above, the following:

               (i) A Subordination Agreement in favor of each of the Company's Senior Lenders (as defined in the Loan Agreement), in substantially the form of
Exhibit I attached to this letter agreement; and

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September 30, 1999
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               (ii) An Intercreditor Agreement in substantially the form of
Exhibit J attached to this letter agreement; and

               (iii) Such other documents and instruments (including but not limited to amendments to the documents referred to in this Section 5(b) and
Section 5(a) above) as may reasonably be requested by GA for the purpose of effectuating the purposes and intent of this Section 5.

     6. Investment Representations of RadiSys. RadiSys understands that the Shares will be issued to RadiSys without registration under the Securities Act of 1933, as amended (the "Act"), and without qualification or registration under the applicable securities laws of any state (the "State Laws") in reliance on exemptions from such registration and qualification for non-public offerings. RadiSys further understands that GA is relying on the representations and warranties set forth in this letter agreement in determining that such exemptions are available.

     RadiSys hereby represents and warrants to GA as follows:

          (a) Investment Intent. The acquisition of the Shares is for investment for RadiSys' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof or interest therein. RadiSys will not offer to sell or sell the Shares or any portion thereof or interest therein to others except in compliance with the Act and the State Laws. The undersigned does not have any present intention of distributing or selling any of the Shares.

          (b) Lack of Registration; Legend on Certificates. RadiSys has been advised by GA as to the circumstances under which RadiSys is required to take and hold the Shares, including, without limitation, the following:

               (i) The Shares have not been registered with the Securities and Exchange Commission (the "SEC") under the Act and must be held for investment unless subsequently registered under the Act or an exemption from registration is available.

               (ii) Any and all certificates representing the Shares and any and all replacements thereof shall bear and be subject to a legend in substantially the following form affecting the transferability of the Shares:

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RadiSys CPD, Inc.
September 30, 1999
Page 5



     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT OF 1933 (THE "FEDERAL ACT") OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, IN RELIANCE ON EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE ACCOMPLISHED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

          (c) Documents Reviewed by RadiSys. RadiSys has reviewed the following documents pertaining to GA (the "GA SEC Reports"):

               (i) GA's Report on Form 10-K for the fiscal year ended September 30, 1998, as filed with the SEC; and

               (ii) GA's Proxy Statement relating to the Annual Meeting of GA's shareholders held on March 25, 1999; and

               (iii) GA's Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999 and June 30, 1999, as filed with the SEC; and

               (iv) GA's Reports on Form 8-K filed with the SEC on February 19, 1999 and July 14, 1999, respectively.

          (d) Availability of Additional Information. RadiSys acknowledges that inquiries with respect to GA or the documents referred to in Section 6(c) above may be made by RadiSys to Mr. Richard Nance, GA's Chief Financial Officer, in writing at 17731 Mitchell North, Irvine, California 92714, or by telephone at
(714) 250-4800. RadiSys has been afforded the opportunity to make inquiries of, and has received answers from, the officers and directors of GA concerning its operations, plans and financial condition, and has further been afforded the opportunity to obtain any additional material

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RadiSys CPD, Inc.
September 30, 1999
Page 6



necessary to verify the information so obtained (to the extent GA possesses such material or could acquire it without unreasonable effort or expense.)

          (e) No Reliance on Other Information. RadiSys has not been furnished with any oral or written information concerning GA other than the documents referred to in Section 6(c) above, and the information furnished or made available to RadiSys by GAI described in Section 6(d) above, and RadiSys has relied solely on the foregoing in connection with its decision to acquire the Shares.

          (f) Accredited Investor. RadiSys is an "accredited investor" within the meaning of Rule 501(a)(3) promulgated by the SEC under the Act.

     7. Representations and Warranties of GA. GA hereby represents and warrants to RadiSys as follows:

          (a) Organization, Powers and Good Standing. GA is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and having its principal place of business in the State of California, and has all requisite corporate power and authority and the legal right to own and operate its properties and to carry on its business as heretofore conducted and as proposed to be conducted. GA is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on GA. GA has all requisite power and authority to enter into this letter agreement and to execute and deliver the Notes and to carry out the transactions contemplated hereby and thereby.

          (b) Authorization, Binding Effect No Conflict, Etc.

               (i) All corporate action on the part of GA necessary for the authorization, execution and delivery of this letter agreement and the Notes, the performance of all of GA's obligations hereunder and thereunder and the authorization, issuance and delivery of the Notes and the Shares has been taken. This letter agreement and each of the Notes has been duly executed and delivered by GA. This letter agreement and each of the Notes is a legal, valid and binding obligation of GA, enforceable against it in accordance with its respective terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by equitable principles relating to or limiting the rights of creditors generally.

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September 30, 1999
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               (ii) The execution, delivery and performance by GA of this letter agreement and the Notes, and the consummation of the transactions contemplated thereby (including the issuance of the Shares), do not and cannot (A) conflict with any provision of GA's Certificate of Incorporation or Bylaws, (B) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any person or entity pursuant to, any material agreement, contract or instrument to which GA is a party, or violate any provision of applicable law binding on GA, or (C) result in the creation or imposition of any lien upon any asset of GA.

               (iii) No governmental approval is or will be required in connection with the execution, delivery and performance by GA of this letter agreement or the Notes or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof.

          (c) Financial Information Relating to GA. The financial statements contained in the GA SEC Reports are complete and correct in all material respects, subject to the absence of footnotes, the absence of a statement of cash flows and normal year-end adjustments in the case of the interim financial statements included, and have been prepared in accordance with GAAP. Without limiting the foregoing, the financial statements contained in the GA SEC Reports accurately set out and describe the financial condition and operating results of GA as of the dates, and for the periods, indicated therein.

          (d) Litigation. Except as disclosed in the GA SEC Reports, there are no actions, suits or proceedings pending or, to the best knowledge of GA, threatened against or affecting GA, or its assets or properties before any governmental authority (i) that, if adversely determined, could have a material adverse effect on GA, (ii) that in any manner draw into question the validity or the enforceability of this letter agreement or any transaction contemplated hereby, or (iii) that might result in any change in the current equity ownership of GA, nor, to GA's Best Knowledge, is there any basis for any matter described in the foregoing Section 7(d), except as disclosed on Schedule 7(d) attached hereto. There are no any actions pending or threatened (or any basis therefor known to GA) involving the prior employment of any of GA's employees, their use in connection with the businesses of GA of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. GA is not a party or subject to the provisions of any order (except as imposed

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RadiSys CPD, Inc.
September 30, 1999
Page 8



by laws of general application), writ, injunction, judgment or decree (except as imposed by laws of general application) of any court, governmental authority or government agency or instrumentality. There is no action, suit, proceeding or investigation by GA currently pending or which GA intends to initiate (as plaintiff), which, if adversely determined, would be material to GA or its business or prospects.

          (e) Disclosure. GA has fully provided RadiSys with all of the information which RadiSys has requested for deciding whether to enter into the transactions contemplated by this letter agreement. The information in any document, certificate or written statement furnished to RadiSys by or on behalf of GA with respect to the business, assets, results of operation, financial condition or prospects of GA for use in connection with the transactions contemplated by this letter agreement is, when considered as a whole, true and correct and does not omit to state any material fact required to be stated therein to make the furnished information not misleading. To GA's best knowledge, there is no fact (other than matters of a general economic nature) that has materially and adversely affected or could reasonably be expected to have a material adverse effect, which has not been disclosed herein, in such other documents, certificates and statements, or the GA SEC Reports.

          (f) Valid Issuance. The outstanding shares of GA's common stock have been duly authorized, issued and delivered and are validly outstanding, fully paid and nonassessable. The Shares, when issued, sold and delivered pursuant to this letter agreement, will be duly and validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of RadiSys contained in Section 6 above, the issuance and sale of the Shares to RadiSys pursuant to this letter agreement are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, (the "Securities Act") by reason of the exemption from registration set forth in Section 4(2) of the Securities Act.

          (g) Compliance with Laws and Agreements. Except as disclosed in the GA SEC Reports or Schedule 7(d) attached hereto, GA is not in violation or default of any provisions of any material agreement, contract or instrument to which it is a party or by which it is bound or of any provision of any applicable law, which violation or default could have a material adverse effect on GA.

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RadiSys CPD, Inc.
September 30, 1999
Page 9



          (h) PMF Consent. PMF has consented to the terms and conditions of the Second Note, the issuance of the Secured Note in accordance with the provisions of Section 5 above, and the other transactions contemplated by Section 5 above.

     8. Representations and Warranties of RadiSys. RadiSys hereby represents and warrants to GA as follows:

          (a) Organization, Powers and Good Standing. RadiSys is a corporation duly organized, validly existing and in good standing under the laws of Delaware. RadiSys has all requisite power and authority to enter into this letter agreement and to carry out the transactions contemplated hereby.

          (b) Authorization, Binding Effect No Conflict, Etc.

               (i) All corporate action on the part of RadiSys necessary for the authorization, execution and delivery of this letter agreement and the performance of all of RadiSys's obligations hereunder has been taken. This letter agreement has been duly executed and delivered by RadiSys, and is a legal, valid and binding obligation of RadiSys, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or other similar laws or by equitable principles relating to or limiting the rights of creditors generally.

               (ii) The execution, delivery and performance by RadiSys of this letter agreement, and the consummation of the transactions contemplated thereby, do not and cannot (A) conflict with any provision of RadiSys's Certificate of Incorporation or Bylaws, (B) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or require the approval or consent of any person or entity pursuant to, any material agreement, contract or instrument to which RadiSys is a party, or violate any provision of applicable law binding on RadiSys, or (C) result in the creation or imposition of any lien upon any asset of RadiSys.

               (iii) No governmental approval is or will be required in connection with the execution, delivery and performance by RadiSys of this letter agreement or the transactions contemplated hereby or to ensure the legality, validity or enforceability thereof.

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RadiSys CPD, Inc.
September 30, 1999
Page 10



     9. Satisfaction of Indebtedness and Release of Other Obligations.

          (a) Acknowledgment of Satisfaction; Release of Claims by RadiSys. RadiSys acknowledges that payment of the Cash Payment to RadiSys and the issuance of the Notes and the Shares to RadiSys will constitute satisfaction in full of all of GA's indebtedness to RadiSys and satisfaction in full of all other obligations of GA to RadiSys, known or unknown. Accordingly, RadiSys hereby releases and discharges GA, as well as all of its officers, directors, employees and agents, whether past, present or future (the "GA Released Parties"), from any and all claims, demands, costs, liabilities, obligations, damages, expenses, and actions and causes of action of every nature, whether in law or in equity, known or unknown or suspected or unsuspected (collectively, "Claims"), which RadiSys ever had or now has or makes claim to have against the GA Released Parties, or any of them, directly or indirectly arising out of or in connection with any event, condition, action, failure to act or other circumstance on or before the date hereof, including but not limited to any and all Claims arising out of or related to (i) the Asset Purchase Agreement dated October 3, 1996 entered into by GA and RadiSys (the "Asset Purchase Agreement");
(ii) the Registration Rights Agreement dated October 11, 1996 entered into by GA and RadiSys (the "Prior Registration Rights Agreement"); (iii) the Common Stock Purchase Warrant dated October 11, 1996 granted by GA to RadiSys (the "Prior Warrant"); (iv) the Assumption Agreement dated October 11, 1996 executed by GA in favor of RadiSys (the "Assumption Agreement"); (v) the letter agreement dated October 1, 1997 entered into by GA and RadiSys (the "Prior Letter Agreement"); and (vi) the Promissory Note dated October 1, 1997 in the original principal amount of $1,428,899 payable by GA to the order of RadiSys (the "Promissory Note").

          (b) Release of Claims by GA. GA hereby releases and discharges RadiSys, as well as all of its officers, directors, employees and agents, whether past, present or future (the "RadiSys Released Parties"), from any and all claims, demands, costs, liabilities, obligations, damages, expenses, and actions and causes of action of every nature, whether in law or in equity, known or unknown or suspected or unsuspected (collectively, "Claims"), which GA ever had or now has or makes claim to have against the RadiSys Released Parties, or any of them, directly or indirectly arising out of or in connection with any event, condition, action, failure to act or other circumstance on or before the date hereof, including but not limited to any and all Claims arising out of or related to (i) the Asset Purchase Agreement; (ii) the Prior Registration Rights Agreement; (iii) the Prior Warrant; (iv) the Assumption Agreement; (v) the Prior Letter Agreement; and (vi) the Promissory Note.

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September 30, 1999
Page 11



          (c) Waiver of Unknown Claims. RadiSys and GA each understands that
Section 1542 of the Civil Code of California provides as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     SECTION 1542 OF THE CIVIL CODE OF CALIFORNIA IS HEREBY EXPRESSLY WAIVED BY RADISYS AND GA.

          (d) Non-Assignment. RadiSys hereby represents and warrants to GA that there has been no assignment of any Claims or any other rights which are the subject of the release set forth in Section 7(a) above. GA hereby represents and warrants to RadiSys that there has been no assignment of any Claims or any other rights which are the subject of the release set forth in Section 7(b) above.

     10. Termination of Prior Agreements. RadiSys and GA hereby terminate in their entirety each of the following agreements and instruments (collectively, the "Terminated Agreements"): (i) the Asset Purchase Agreement; (ii) the Prior Registration Rights Agreement; (iii) the Prior Warrant; (iv) the Assumption Agreement; (v) the Prior Letter Agreement; and (vi) the Promissory Note. GA and RadiSys each agrees that neither party hereto has any ongoing liability to the other party under any of the Terminated Agreements. Concurrently with the execution of this letter agreement, RadiSys will deliver to GA for cancellation the original of each of the Prior Warrant and the Promissory Note.

     11. Miscellaneous.

          (a) Entire Agreement. This letter agreement is entered into by each of the parties hereto without reliance upon any statement, representation, promise, inducement or agreement not expressly contained within this letter agreement. This letter agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior oral or written agreements and understandings concerning such subject matter.

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September 30, 1999
Page 12



          (b) Modification. This letter agreement shall not be amended or modified except in a writing signed by both GA and RadiSys.

          (c) Attorneys' Fees. If any litigation is brought concerning this letter agreement or the rights or duties of any person in relation thereto, the prevailing party in such litigation shall be entitled to recover from the other party reasonable attorneys' fees and costs in such litigation in addition to any other relief to which such prevailing party may be entitled.

          (d) Governing Law. The internal laws of the State of California shall govern this letter agreement in all respects, including, but not limited to, matters of construction, validity, enforcement and interpretation.

     To acknowledge your agreement to the foregoing and your intent to be bound thereby, please execute the additional copy of this letter which is enclosed, and return it to the undersigned.

                                      Very truly yours,

                                      GENERAL AUTOMATION, INC.


                                      By: JANE CHRISTIE
                                          --------------------------------------
                                          Jane Christie, Chief Executive Officer


         The foregoing is accepted and approved.

                                      RADISYS CPD, INC.


                                      By: GLENFORD J. MYERS
                                          --------------------------------------
                                          (Signature)

                                      Its: Glenford J. Myers, President
                                           -------------------------------------
                                           (Please print name and title)

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RadiSys CPD, Inc.
September 30, 1999
Page 13


                                  SCHEDULE 7(d)


     GA is in default of its payment obligations under that certain Promissory Note payable by GA to NCR Corporation dated May 4, 1998 in the original principal amount of $1,723,921, the remaining balance of which is approximately $739,000.